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Exhibit 99 (d)3

NONDISCLOSURE AGREEMENT

        In connection with your consideration of a possible transaction (the "Transaction") with the company identified by the USBX Client Number specified above (the "Company"), you have requested certain information concerning the Company. As a condition to your being furnished such information, you agree to abide by the terms set forth in this letter agreement (this "Agreement").

        As used in this Agreement, "Confidential Evaluation Material" shall include all information (whether or not in writing and whether furnished before or after the date hereof) furnished to you by the Company, USBX Advisory Services LLC ("USBX") or their respective directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents, including any such information contained in analyses, compilations, forecasts, studies or other documents prepared by you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisers, attorneys and accountants) or agents or your potential sources of financing for the Transaction, (collectively, your "Representatives"). Confidential Evaluation Material shall not include information that (A) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives or (B) is or becomes available to you from a third party (other than the Company, USBX or their respective directors, officers, employees, affiliates, representatives or agents or you or your Representatives) that is not known to you to have any obligation not to disclose such information.

        You hereby agree that the Confidential Evaluation Material will be used solely for the purpose of evaluating the Transaction and that such information will be kept confidential by you and all other persons obtaining such information on your behalf or who obtain such information from you; provided that you may disclose such information to your Representatives who need to know such information for the purpose of evaluating the Transaction on your behalf if you inform such Representatives of the confidential nature of such information and inform them of the terms of this Agreement. You shall be responsible for any breach of the terms hereof by your Representatives.

        If you are legally required in the unqualified opinion of your counsel to disclose any Confidential Evaluation Material as a result of a court order, subpoena or similar legal duress you shall give the Company prompt written notice upon your receipt of any such order or subpoena or similar document so that the Company has a reasonable opportunity prior to disclosure to seek a protective order or other appropriate remedy or in the Company's sole discretion, waive compliance with the provisions of this Agreement. If disclosure of any of such information is so required, you shall disclose only that portion of such information as to which disclosure is so required and you shall provide reasonable assistance to the Company in its efforts to obtain a protective orders or undertakings that confidential treatment will be accorded any of such information so furnished.

        Without the Company's prior written consent, you will not, and will direct your Representatives not to, disclose to any person the fact that you have entered into this Agreement, have been furnished any of the Confidential Evaluation Material or that discussions or negotiations are taking place concerning the Transaction, or any of the terms, conditions or other facts with respect to any such Transaction, including, without limitation, the status thereof.

        You agree that neither you nor any of your Representatives shall, directly or indirectly, cause or permit you or any of such Representatives to either employ or solicit for employment or other affiliation any of the Company's officers or employees for a period of two years after the date hereof. In the event that the Transaction occurs and you are a party thereto, neither you nor any of your Representatives shall for a period of two years from the date of the closing of such Transaction, directly or indirectly cause or permit you or any of such Representatives to either employ or solicit for employment or other affiliation any of the Company's officers or employees. Except as might be required in the day-to-day operation of your current business, you further agree not to contact, either directly or indirectly, any person disclosed to you or any of your Representatives as an existing or potential customer or supplier of the Company, and in any event, not to discuss the Company, its business or any of the Confidential Evaluation Material with such person without first obtaining the Company's prior written consent.

        In the event of your termination of consideration of the Transaction, you shall promptly return to the Company all copies of any written Confidential Evaluation Material in your or your Representatives' possession and will not retain any copies, extracts or other reproductions in whole or in part of any such Confidential Evaluation Material. Any work papers, memoranda or other writings prepared by you or your Representatives incorporating any information contained in any Confidential Evaluation Material shall be destroyed upon termination of your consideration of the Transaction, with such destruction certified to the Company in writing by an authorized officer supervising the destruction. Notwithstanding the return of destruction of the Confidential Evaluation Material you and your Representatives will continue to be subject to the terms of this Agreement.

        You acknowledge that neither the Company, nor USBX, nor any of their affiliates or representatives, nor any of the Company's or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") makes any express or implied representation or warranty as to the accuracy or completeness of the Confidential Evaluation Material, and you agree that no such person will have any liability relating to the Confidential Evaluation Material or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Confidential Evaluation Material and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

        You agree that for a period of one year from the date of this Agreement, neither you nor any of your "affiliates" (as defined in Rule 12b-2 promulgated pursuant to the Exchange Act) will, unless specifically invited in writing by the Company, directly or indirectly, in any manner: (a) acquire, offer or propose to acquire, solicit an offer to sell, or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any beneficial interest in any voting securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company; (b) make, or in any way participate, directly or indirectly, alone or in concert with others in, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or seek to advise or influence in any manner whatsoever any person or entity with respect to the voting of any voting securities of the Company; (c) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of the Company; (d) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase, exchange or otherwise, (i) any of the assets, tangible and intangible, of the Company or (ii) direct or indirect rights, warrants or options to acquire any assets of the Company, except for such assets as are then being offered for sale by the Company; (e) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the Company, except for such assets as are then being offered for sale by the Company; (f) otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders any business combination, restructuring, recapitalization on similar transaction to or with the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or nominate any person as a director of the Company who is not nominated by the then incumbent directors or propose any matter to be voted upon by the stockholders of the Company; or (g) announce an intention to do, or enter into any agreement or understanding with others to do, any of the actions restricted or prohibited under clauses (a) through (f) of this paragraph.

        You acknowledge that you are aware and will advise your Representatives who are informed as to the matters related to the Transaction, that the United States securities laws prohibit any person who has received from an issuer material non-public information concerning the issuer (which includes the existence of conversations regarding the Transaction) from purchasing or selling securities of such issuer or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In this regard, you hereby agree that while you are in possession of material nonpublic information with respect to the Company, you will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of any such laws.

        You acknowledge and agree that any unauthorized disclosure or misuse of the Confidential Evaluation Material or other non-compliance with the terms of this Agreement by your or any of your Representatives could cause material irreparable damage to the Company, and that in addition to all other remedies which it may have, the Company will be entitled to specific performance and injunctive or other equitable relief. No delay or failure in exercising any right hereunder shall be construed to be a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder or otherwise legally available.

        You agree that the restrictions in this Agreement are reasonable in the circumstances. Nevertheless, if any of such restrictions shall be held invalid, the remaining restrictions shall not be so affected. In addition, if any amendment to any restriction would be necessary in order to ensure its validity, such restriction shall apply with such amendment or modification as may be necessary to make it valid and effective.

        You shall indemnify and hold harmless the Company from all liabilities, losses, damages, costs and expenses (including the fees and expenses of counsel) which the Company may suffer directly or indirectly arising out of any breach by you or your Representatives of your or their obligations under this Agreement, including without limitation, the use of any Confidential Evaluation Material by any person other than as specifically authorized hereunder.

        This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all parties.

        It is expressly understood that this Agreement is not intended to, and does not, constitute an agreement to consummate a Transaction or to enter into a definitive acquisition agreement, and neither the Company nor you will have any rights or obligations of any kind whatsoever with respect to such a Transaction by virtue of this Agreement or any other written or oral expression by our respective Representatives unless and until a definitive acquisition agreement between the Company and you is executed and delivered, other than for the matters specifically agreed to herein.

        You acknowledge that the Company and the Company's Representatives shall be free to conduct the process in respect of the Transaction as they in their sole discretion shall determine, including without limitation, negotiating with any prospective or interested parties and entering into a preliminary or definitive agreement without prior notice to you or any other person. The Company reserves the right to change the procedures relating to the Transaction at any time without notice to you or any other person, to reject any and all proposals made by you or your Representatives, and to terminate discussions and negotiations at any time and for any reason.

        You will maintain contact with the Company at all times only through USBX, and will not attempt any direct communication with the Company without the express permission of USBX.

        This Agreement and shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the Province of Quebec, without regard to the conflicts of law principles thereof.

        Please confirm your agreement with the foregoing by signing and returning this Agreement.

AGREED TO BY:
/s/ D. BRETT BONTRAGER Signature	Mailing Address
Best Access Systems Name of Organization	Telephone Number
/s/ D. BRETT BONTRAGER Name of Individual Signing for Organization	Fax Number
VP Title/Capacity of Individual	E-Mail Address
10-14-03 Date

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Exhibit 99 (d)3